EXHIBIT 10.61

FRISCH’S RESTAURANTS, INC.

2003 STOCK OPTION AND INCENTIVE PLAN

UNRESTRICTED STOCK AGREEMENT

(for employees)

This Unrestricted Stock Agreement (the “Agreement”) is dated as of June 15, 2011 (the “Grant Date”), and is entered into between Frisch’s Restaurants, Inc., an Ohio corporation (the “Company”), and Craig F. Maier (“Employee”). Capitalized terms not defined herein have the meaning given such terms in the Company’s 2003 Stock Option and Incentive Plan (the “Plan”).

1. Grant. Subject to the terms and conditions of this Agreement and of the Plan, which are incorporated herein by reference, the Company hereby grants to Employee 17,364 shares of Unrestricted Stock (the “Shares”) at a Grant Price of $21.35 per share.

2. Stock Certificate. A certificate for the Shares, net of taxes as outlined in 3 below and registered in Employee’s name, shall be issued and delivered to the Company for forwarding to Employee.

3. Taxes. In order to satisfy the obligations for the payment of federal, state and local withholding taxes and any other tax liabilities resulting from this grant, 7,998 shares of this grant were surrendered to apply to taxes.

4. Rights as Shareholder. Employee shall have all rights of a shareholder including the right to vote the Shares and receive all dividends and other distributions paid or made with respect thereto.

5. No Right to Continue as an Employee. Nothing in this Agreement will confer upon Employee any right to continue as an employee for any period of time or at any particular rate of compensation.

6. Severability. If any part of this Agreement is declared by any court or government authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement not declared to be unlawful or invalid. Any Section of this Agreement so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such Section to the fullest extent possible while remaining lawful and valid.

7. Construction. The Shares are being issued pursuant to the Plan and are subject to the terms and condition of the Plan, as it may be amended from time to time. In the event there is any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control. Subject to the provisions of the Plan, the Committee may modify this Agreement. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall materially impair Employee’s rights under this Agreement with respect to the Shares without the consent of Employee unless such amendment is otherwise required by law or integrally related to a requirement of law. A copy of the Plan and the prospectus for the Plan have been given to Employee.

8. Entire Understanding. This Agreement embodies the entire understanding and agreement of the parties in relation to the subject matter hereof, and no promise, condition, representation or warranty, expressed or implied, not stated herein or in the Plan, shall bind either party.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the Grant Date.

EMPLOYEE	FRISCH’S RESTAURANTS, INC.

/s/ Craig F. Maier	/s/ Michael E. Conner
Craig F. Maier	Michael E. Conner
Vice President – Human Resources